Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Financial Highlights” and to the use of our report dated April 25, 2012 for Nuveen Michigan Quality Income Municipal Fund, Inc., Nuveen Michigan Premium Income Municipal Fund, Inc., and Nuveen Michigan Dividend Advantage Municipal Fund in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Michigan Quality Income Municipal Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-182723).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

December 21, 2012